EXHIBIT 10.25

CREDIT AGREEMENT

between

BOVIE MEDICAL CORPORATION

and

PNC BANK, NATIONAL ASSOCIATION

Dated: October 31, 2011

Relating to

$4,000,000 Pinellas County Industrial Development Authority
Industrial Development Revenue Bonds (Bovie Medical Corporation Project) Series 2008

This instrument was prepared by:

Steven D. Katz
Akerman Senterfitt
420 South Orange Avenue, Suite 1200
Orlando, Florida 32801

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	4.9.	Publicly Traded	11
	4.10.	Use of Bond Proceeds	11
	4.11.	Subsidiaries	11
	4.12.	Non-Controlled Person	11

5.	NEGATIVE COVENANTS		11
	5.1.	Indebtedness	11
	5.2.	Fundamental Changes	11
	5.3.	Investments, Loans, Etc	11
	5.4.	Sale/Leaseback of Property	11
	5.5.	Guarantees	11
	5.6.	Business Change	11
	5.7.	Fiscal Year	12

6.	FINANCIAL COVENANTS		12
	6.1.	Fixed Charge Coverage Ratio	12
	6.2.	Tangible Net Worth	12

7.	EVENTS OF DEFAULT		12
	7.1.	Events of Default	12

8.	DEFINITIONS		15

9.	MISCELLANEOUS		19
	9.1.	Amendments	19
	9.2.	Survival of Representations and Warranties	19
	9.3.	Expenses	20
	9.4.	Set-off	20
	9.5.	Notices	20
	9.6.	Satisfaction Requirement	21
	9.7.	Binding Effect; Assignment	21
	9.8.	Governing Law	21
	9.9.	Counterparts.	21
	9.10.	Waiver of Jury Trial	21
	9.11.	Severability	21
	9.12.	Confidentiality	22
	9.13.	Waiver of Effect of Corporate Seal	22

10.	TERM		22

11.	COUNTERPARTS		22

12.	NON-WAIVER		22

13.	ADDITIONAL COLLATERAL		22

14.	TERMINATION		23

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ANNEX I            -   SUBSIDIARIES OF THE COMPANY

- iii -

CREDIT AGREEMENT

This CREDIT AGREEMENT (this "Agreement") dated October 31, 2011. is made by BOVIE MEDICAL CORPORATION, a Delaware corporation (the "Company"), in favor of PNC BANK, NATIONAL ASSOCIATION, a national banking association (the "Bank").

WHEREAS, the Company has previously requested the Pinellas County Industrial Development Authority, doing business as the Pinellas County Economic Development Authority (the "Issuer"), to issue $4,000,000 in aggregate principal amount of its Industrial Development Revenue Bonds (Bovie Medical Corporation Project) Series 2008 (the "Bonds"), pursuant to an Indenture of Trust dated as of November 1, 2008 (the "Indenture"), by and between the Issuer and The Bank of New York Mellon, as trustee (the "Trustee"), as amended and restated;

WHEREAS, the proceeds of the sale of the Bonds were loaned to the Company pursuant to a Loan Agreement, dated as of November 1, 2008 (the "Loan Agreement") as amended and restated, by and between the Issuer and the Company, in order to enable the Company to finance the construction and equipping of the Company's facilities in Clearwater, Florida; and

WHEREAS, the Bank has agreed to purchase the Bonds, and as a condition to such purchase, the Bank has required that the Company enter into this Agreement.

NOW, THEREFORE, in consideration of $10.00 and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company hereby agrees as follows;

1.         THE OBLIGATIONS OF THE BANK.

1.1.      Purchase of the Bonds. The Bank hereby agree to purchase the Bonds on the Date of Issuance, on the terms and subject to the conditions hereinafter set forth:

(a)         (i) the Issuer shall have duly adopted and there shall be in full force and effect such resolution as, in the opinion of Bond Counsel, shall be necessary in connection with the transactions contemplated hereby; (ii) the Bank shall have received an original of all documents, certificates and opinions as counsel for the Bank may reasonably request to evidence compliance by the Company and the Issuer with the legal requirements and the due performance or satisfaction by the Company and the Issuer, at or prior to the Date of Issuance, of all agreements then required to be performed and all conditions then required to be satisfied by the Company and the Issuer at the Date of Issuance; (iii) the original executed Bond; (iv) payment of 0.50% of the principal amount of the Bonds, as a structuring fee due to the Bank, and expenses of the Bank, including fees and expenses of counsel to the Bank, due in connection with the purchase and the sale of the Bonds to the Bank; and (iv) evidence satisfactory to the Bank and its counsel of (a) the cancellation of the letter of credit issued by RBC Bank, (b) the release by RBC Bank of the mortgage and security interest on all real and personal property held by RBC Bank and (c) the redemption of a portion of the outstanding principal amount of the Bonds in order that the remaining principal amount on the Date of Issuance is $3,560,000.

2.         THE OBLIGATIONS OF THE COMPANY. The obligations of the Company hereunder are as follows:

2.1.  Obligations to the Bank. The Company hereby unconditionally, irrevocably and absolutely agrees to make the prompt and full payment of all Payment Obligations (as defined below) owed to the Bank. For purposes of this Agreement, "Payment Obligations" shall include all payment obligations, liabilities and undertakings of the Company to the Bank pursuant to the Operative Documents, whether now existing or hereafter arising, irrespective of their nature, whether direct or indirect, absolute or contingent, as maker, drawer, guarantor, surety, endorser or otherwise, either individually or jointly or severally with any other Person or Persons, with interest thereon at the rate or rates as provided in the Operative Documents or at the maximum rate allowed from time to time by law, whichever is less, and all renewals or extensions in whole or in part of any of said payment obligations, liabilities, or undertakings, including any and all damages, losses, costs, fees and expenses of every kind and description suffered or incurred by the Bank arising in any manner out of or in any way connected with or growing out of said obligations, including, without limitation, all attorneys' fees, costs and expenses of collection.

The Company has secured the Payment Obligations by providing to the Trustee for the benefit of the Bank, as holder of all of the Bonds, a first priority Mortgage and Security Agreement encumbering its real property located at 5115 Ulmerton Road. Clearwater, Pinellas County, Florida and all improvements, buildings and structures located thereon and all fixtures attached thereto.

2.2.  Additional Payments. If any change in any law or regulation or in the interpretation thereof by any court or administrative or Governmental Authority charged with the administration thereof shall either (a) impose, modify or deem applicable any reserve, special deposit or similar requirement against the Bonds owned by the Bank or (b) impose on the Bank any other condition relating, directly or indirectly, to the Indenture, the Loan Agreement or this Agreement, and the result of any event referred to in the preceding clause (a) or (b) shall be to increase the cost to the Bank of owning the Bonds, then, upon demand by the Bank, the Company hereby agrees to pay promptly to the Bank, from time to time as specified by the Bank, such additional amounts as shall be sufficient to compensate the Bank for such increased cost. A certificate of the Bank claiming compensation under this subsection and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error. In determining any such amount, the Bank may use any reasonable averaging and attribution methods.

2.3.  Capital Adequacy. If, after the date of this Agreement, the Bank shall have determined that the adoption or implementation of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital, on the Bonds or otherwise, as a consequence of its ownership of the Bonds to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, promptly upon demand by the Bank, the Company hereby agrees to pay the Bank such additional amount or amounts as will compensate the Bank for such reduction. A certificate of the Bank claiming compensation under this subsection and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error. In determining any such amount, the Bank may use any reasonable averaging and attribution methods.

2.4.  Determination of Taxability. Upon the occurrence of a Determination of Taxability (as defined in the Indenture), the Bonds shall be subject to mandatory tender by the Owners thereof upon the terms and conditions set forth in the Indenture. In addition to the Purchase Price required to be paid pursuant to the terms of the Indenture, the Company hereby agrees to pay to the Bank certain additional amounts, as follows:

(a)        an additional amount equal to the difference between (i) the amount of interest paid on the Bonds during the Taxable Period and (ii) the amount of interest that would have been paid on the Bonds during the Taxable Period had the Bonds borne interest at the Taxable Rate (with such rate being adjusted from time to time during such period as provided in the Indenture, to reflect any adjustments of the Bank Rate (as defined in the Indenture); plus

(b)        an amount equal to any interest, penalties on overdue interest and additions to tax (as referred to in Subchapter A of Chapter 68 of the Code) owed by the Bank as a result of the occurrence of a Determination of Taxability.

2.5.  Waivers. The Company hereby waives and agrees not to assert or take advantage of any defense at law or in equity based on the adequacy or value of the consideration for this Agreement.

2.6.  Enforcement of Agreement. The Bank may proceed to exercise any right or remedy which it may have against any property, real or personal, as a result of any lien or security interest it may have, including its rights under the Security Agreement, to secure all or any portion of the Payment Obligations.

2.7.  Additional Waivers. The Company hereby waives diligence, presentment and demand (whether for non-payment or protest or of acceptance, termination, extension of time, change in nature or form of the Payment Obligations, acceptance of further security, release of security, notice of adverse change in the Company's financial condition and any other fact which might materially increase the risk to the Company), with respect to any of the Payment Obligations, and all other demands whatsoever, and waive the benefit of all provisions of law which are or might be in conflict with the terms of this Agreement, except to the extent that this Agreement may otherwise specify the giving of notice. The Company represents and warrants and agrees that, as of the date of this Agreement, its obligations under this Agreement are not subject to any counterclaims, offsets or defenses against the Bank of any kind. The Company further agrees that its obligations under this Agreement shall not be subject to any counterclaims, offsets or defense against the Bank of any kind which may arise in the future.

2.8.  Benefit of Credit Agreement. The provisions of this Agreement are for the benefit of the Bank and its successors and assigns and nothing herein contained shall impair as between the Company and the Bank the obligations of the Company under the Operative Documents, or under any other agreements, documents, instruments or certificates which may be delivered under or pursuant to the Operative Documents.

2.9.  Subrogation.

(a)        The Company will not exercise any rights which it may have acquired by way of subrogation under this Agreement, by any payment or performance made hereunder or otherwise, unless and until the Payment Obligations have been satisfied and discharged in full, and if any payment shall be made to the Company on account of such subrogation rights at any time when the Payment Obligations shall not have been satisfied and discharged in full, each and every amount so paid will forthwith be paid to the Bank to be credited and applied upon the Payment Obligations, whether matured or unmatured.

(b)        If pursuant to applicable law the Company, by payment or otherwise, becomes subrogated to all or any of the rights of the Bank under any of the Operative Documents or any other documentation underlying or securing the Payment Obligations, the rights of the Bank to which the Company shall be subrogated shall be accepted by the Company "as is" and without any representation or warranty of any kind by the Bank, expressed or implied, with respect to the legality, value, validity or enforceability of any of such rights, or the existence, availability, value, merchantability or fitness for any particular purpose of any collateral, whether covered by the Note or otherwise.

2.10.    Suspension of LIBOR, if for any reason the Bank is not able to determine LIBOR or it becomes illegal for the Bank to maintain the Bonds based on LIBOR, the Bank shall have the right to substitute the Base Rate for LIBOR and thereafter any reference to LIBOR shall mean the Base Rate until such time that the Bank is again able to determine LIBOR or it is no longer illegal for the Bank to maintain the Bonds based on LIBOR.

3.          REPRESENTATIONS AND WARRANTIES. Full reliance by the Bank upon the following representations and warranties is acknowledged:

3.1.  Existence; Power. The Company and each of its Subsidiaries (a) is duly organized, validly existing and in good standing as a Delaware corporation, (b) has all requisite power and authority to carry on its business as now conducted, and (c) is duly qualified to do business, and is in good standing, in the State of Florida and all other jurisdictions where such qualification is required.

3.2.  Organizational Power; Authorization. The execution, delivery and performance by the Company of this Agreement is within the Company's organizational powers and have been duly authorized by all necessary organizational, and board of director action. This
Agreement has been duly executed and delivered by the Company, and constitutes, when executed and delivered by the Company, will constitute, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

3.3.  Governmental Approvals; No Conflicts. The execution, delivery and performance by the Company of this Agreement (a) does not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect or where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law, rule or regulation or the charter, by-laws or other organizational documents of the Company or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Company or any of its assets or give rise to a right thereunder to require any payment to be made by the Company, and (d) will not result in the creation or imposition of any Lien on any asset of the Company, except Liens created under the Operative Documents.

3.4.  Financial Statements. The Company has furnished to the Bank (a) the consolidated audited financial statements of the Company and its Subsidiaries, as of December 31, 2010, and (b) the consolidated unaudited financial statements of the Company and its Subsidiaries as of June 30, 2011, each as certified by a Responsible Officer. Such financial statements fairly present the financial condition of the Company and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (b). Since June 30, 2011, there have been no changes with respect to the financial condition of the Company and its Subsidiaries which have had or could reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect.

3.5.  Litigation and Environmental Matters.

(a)        Except as disclosed in the Company's public filings with the Securities and Exchange Commission, there is no litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Company, threatened against or affecting the Company (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Operative Document.

(b)        The Company (i) has not failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has not become subject to any Environmental Liability, (iii) has not received notice of any claim with respect to any Environmental Liability or (iv) does not know of any basis for any Environmental Liability.

3.6.  Compliance with Laws and Agreements. The Company is in compliance with (a) all applicable laws, rules, regulations, judgments and orders of any Governmental Authority, and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

3.7.  Investment Company Act, Etc. The Company is not (a) an "investment company" or is "controlled" by an "investment company", as such terms are defined in. or subject to regulation under, the Investment Company Act of 1940. as amended, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection therewith.

3.8.  Taxes. The Company and each other Person for whose taxes the Company could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be tiled by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the Company has set aside on its books adequate reserves in accordance with GAAP. As of the Date of Issuance, the charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

3.9.  Margin Regulations. None of the proceeds of any of the Bonds will be used directly or indirectly for "purchasing" or "carrying" any "margin stock" with the respective meanings of each of such terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the applicable Margin Regulations. The Company is not engaged principally, or one of its important activities is not being in the business of extending credit for the purpose of purchasing or carrying "margin stock".

3.10.    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is expected to occur, could reasonably be expected to result in a Material Adverse Effect. The Company will furnish to the Bank, upon request, true and complete copies of the latest annual report required to be filed pursuant to Section 104 of ERISA, with respect to each employee benefit plan or other plan maintained for employees of Company and covered by Title IV of ERISA (a "Plan"), and no Termination Event (as hereinafter defined) with respect to any Plan has occurred and is continuing which would result in a Material Adverse Change to the Company. For the purposes of this Agreement, a "Termination Event" shall mean a "reportable event" as defined in Section 4043(b) of ERISA, or the filing of a notice of intent to terminate under Section 4041 of ERISA. Company has no unfunded liability with respect to any Plan.

3.11.    Ownership of Property.

(a)        The Company has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, free and clear of any Liens except Permitted Liens. All leases that individually or in the aggregate are material to the business or operations of the Company are valid and subsisting and in full force.

(b)        The Company owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, tradenames, copyrights, franchises, licenses, and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not infringe on the rights of any other Person.

(c)        The properties of the Company are insured with financially sound and reputable insurance companies, in such amounts and with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in locations where the Company operates.

3.12.    Disclosure. The Company has disclosed to the Bank all information requested by the Bank and is of the good faith belief that it has disclosed all agreements, instruments, and corporate or other restrictions to which the Company and its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Company to the Bank in connection with the negotiation of this Agreement or any other Operative Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

3.13.    Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Company or any of its Subsidiaries, to the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Company or any of its Subsidiaries, or to the Company's knowledge, threatened against any of them before any Governmental Authority. All payments due from the Company or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Company, or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

3.14.    Non-Controlled Person. The Company does not "control" the Bank, either directly or indirectly through one or more controlled companies, within the meaning of Section 2(a)(9) of the Investment Company Act of 1940.

3.15.    Insolvency. After giving effect to the execution and delivery of the Bonds and the Operative Documents, the Company will not be "insolvent" within the meaning of such term as defined in § 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

3.16.    OFAC. Neither the Company nor any of its Subsidiaries (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury's Office of Foreign Assets Control regulation or executive order.

3.17.    Patriot Act. The Company and each Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Bonds will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.          AFFIRMATIVE COVENANTS. The Company covenants and agrees that so long as the Bank owns the Bonds:

4.1.      Financial Statements and Other Information. The Company will deliver to the Bank:

(a)        within 120 days of the end of each fiscal year, its unqualified consolidated audited financial statements prepared in accordance with GAAP by an independent certified public accountant selected by the Company and acceptable to the Bank along with other financial information for such year;

(b)        within 50 days of the end of each fiscal quarter, its unaudited consolidated financial statements prepared in accordance with GAAP consistently applied from period to period and utilization reports for such preceding quarter;

(c)        concurrently with the delivery of the financial statements referred to in clause (a) above, a certificate, in a form of Exhibit A or such other form acceptable to the Bank, signed by the principal financial officer of the Company certifying that: for the preceding Fiscal Year, and as of the date of the certificate that there does not exist, a Default or an Event of Default with respect to any agreement to which the Company is a party or guarantor;

(d)       concurrently with the delivery of the financial statements referred to in clause above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained any knowledge during the course of their examination of such financial statements of any Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)        promptly after final approval, but in all events before the commencement of the ensuing fiscal year, the annual budget of the Company for such ensuing fiscal year and following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Company or any Subsidiary, as the Bank may reasonably request.

4.2.     Notices of Material Events. The Company will furnish to the Bank, so long as the Bank owns the Bonds, prompt written notice of the following:

(a)        the occurrence of any Default or Event of Default, or the receipt by the Company of any written notice of an alleged Default or Event of Default;

(b)        the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Company, affecting the Company or any of its Subsidiaries which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)        the occurrence of any event or any other development by which the Company or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability arid in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d)        the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $100,000;

(e)        any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(f)         Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

4.3.  Existence; Conduct of Business. The Company will, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 5.2.

4.4.  Compliance with Laws, Etc. The Company will comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA and OS 11 A. except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.5.  Payment of Obligations. The Company will pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

4.6.  Books and Records. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the financial statements of Company in conformity with GAAP.

4.7.  Visitation, Inspection, Etc. The Company will permit any representative of the Bank, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Bank may reasonably request alter reasonable prior notice to the Company: provided, however, if an Event of Default has occurred and is continuing, no prior notice shall be required.

4.8.  Maintenance of Properties; Insurance. The Company will, and will cause each of its Subsidiaries to (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations.

4.9.  Publicly Traded. The Company will maintain at all times its listing on the NYSE Euronext or other national securities exchange and its common stock shall at all times be listed for trading thereon.

4.10.    Use of Bond Proceeds. The Company used the proceeds of the Bonds for the purposes set forth in the Operative Documents. No part of the proceeds of the Bonds were used, whether directly or indirectly, for any purpose that violated any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.

4.11.    Subsidiaries. The Company has those Subsidiaries listed on ANNEX I.

4.12.    Non-Controlled Person. The Company will provide written notice to the Trustee thirty days prior to the consummation of any transaction that would result in the Company controlling or being controlled by the Bank within the meaning of Section 2(a)(9) of the Investment Company Act of 1940.

5.          NEGATIVE COVENANTS. The Company covenants and agrees that so long as the Bank owns the Bonds:

5.1.  Indebtedness. The Company will not create, incur, assume or suffer to exist any additional debt for borrowed money other than with the Bank, except such indebtedness as may be incurred in the ordinary course of business or as otherwise permitted in the Operative Documents.

5.2.  Fundamental Changes.

(a)        The Company will not merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or liquidate or dissolve.

(b)        The Company will not engage in any business other than businesses of the type conducted by the Company on the date hereof and businesses reasonably related thereto.

5.3.  Investments. Loans, Etc. The Company will not make any investments with or loans to any officers or directors of the Company.

5.4.  Sale/Leaseback of Property. At no time shall Company enter into one or more transactions involving the sale and leaseback of any property.

5.5.  Guarantees. At no time during the term of this Agreement shall the Company act as a Guarantor or otherwise guarantee or act as a surety for the indebtedness of a third party.

5.6.  Business Change. At no time during the term of this Agreement: shall the Company make a significant change in the purpose of its business operations.

5.7.      Fiscal Year. At no time during the term of this Agreement shall the Company adopt a Fiscal Year other than January 1 through December 31 without the prior written consent of Bank, which consent may be granted or withheld in the sole and absolute discretion of Bank.

6.          FINANCIAL COVENANTS. The Company covenants and agrees that so long as the Bank owns the Bonds:

6.1.  Fixed Charge Coverage Ratio. The Company will maintain a Fixed Charge Coverage Ratio as of the end of each fiscal quarter, on a rolling four quarters basis of at least 1.50 to 1.00, commencing with the fiscal quarter ending December 31. 2011, and certified to the Bank within fifty (50) days after the end of the fiscal quarter. The Company hereby certifies that it has a good faith belief that such ratio is satisfied as of the Date of Issuance.

6.2.  Tangible Net Worth. The Company will maintain at all times a ratio of total liabilities to tangible Net Worth of less than 0.75 to 1.00. This test shall be computed as of each fiscal quarter, commencing with the fiscal quarter ending December 31, 2011. and certified to the Bank within fifty (50) days after the end of the fiscal quarter. The Company hereby certifies that it has a good faith belief that the total liabilities to Tangible Net Worth is less than 0.75 to 1.00 as of the Date of Issuance.

7.          EVENTS OF DEFAULT.

7.1.      Events of Default. Upon the occurrence of any of the following events (herein referred to as an "Event of Default"), unless waived by the Bank:

(a)         the occurrence of a "Default" or an "Event of Default" as described and defined in any of the Operative Documents;

(b)        failure of the Company to pay any amount when due under the terms of this Agreement, and the continuation of such failure for a period of three (3) business days;

(c)        any representation or warranty made or deemed made by the Company in or in connection with this Agreement or any other Operative Document and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Bank by the Company pursuant to or in connection with this Agreement or any other Operative Document shall prove to be incorrect which would reasonably be expected to result in a Material Adverse Effect, when made or deemed made or submitted; or

(d)        the Company shall fail to observe or perform any covenant or agreement contained in Sections 4.2. 4.3 (with respect to the Company's existence) or Articles 5 or 6; or

(e)        the Company shall fail to perform or observe any material term, covenant or agreement contained in this Agreement or in any of the Operative Documents (other than those described in (a), (b), (c) or (d) above) to which it is a party on its part to be performed or observed and (i) with respect to any such term, covenant or agreement contained herein, any such failure remains unremedied for 15 days after the earlier of its discovery by the Company or written notice thereof to the Company by the Bank: and (ii) with respect to any such term, covenant or agreement contained in any of the other Operative Documents to which the Company is a party, any such failure remains unremedied after any applicable grace period specified in such Operative Documents; or

(f)         the Company (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Material Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness: or any such Indebtedness shall be declared to be due and payable; or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(g)        the Company shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Company or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(h)        an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Company or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 30 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i)         the Company shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(j)        any judgment or order for the payment of money in excess of $100,000 in the aggregate shall be rendered against the Company and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(k)        any non-monetary judgment or order shall be rendered against the Company that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(1)        the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company in an aggregate amount exceeding $5,000; or

(m)       any event which could reasonably be expected to result in a Material Adverse Effect shall occur and be continuing:

then, and in any such event, the Bank may, in its sole discretion, but shall not be obligated to, (i) by notice to the Company, declare all amounts payable by the Company hereunder to be forthwith due and payable, and the same shall thereupon become due and payable without demand, presentment, protest or further notice of any kind, all of which are hereby expressly waived, and/or (ii) exercise all of its rights and remedies under the Operative Documents and/or (iii) by notice to the Trustee, require the Trustee to accelerate payment of all Bonds and interest accrued thereon as provided in Section 9.02 of the Indenture.

No remedy herein conferred or reserved is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or any other Operative Document or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to exercise any remedy reserved to the Bank in this Agreement, it shall not be necessary to give any notice, other than such notice as may be herein expressly required. In the event any provision contained in this Agreement should be breached by any party and thereafter duly waived by the other party so empowered to act, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder. No waiver, amendment, release or modification of this Agreement shall be established by conduct, custom or course of dealing, but solely by an instrument in writing duly executed by the parties thereunto duly authorized by this Agreement.

8.          DEFINITIONS. For the purpose of this Agreement, in addition to terms defined elsewhere herein (capitalized terms not otherwise defined below shall have the meanings provided in the Amended and Restated Master Trust Indenture), the following terms shall have the following meanings:

"Affiliate" shall mean, as to any Person, any other Person, directly or indirectly controlling (including all directors, officers and employees of such Person), directly or indirectly controlled by or under direct or indirect common control with such Person.

"Base Rate" means the higher of (i) the per annum rate which the Bank publicly announces from time to time to be its prime lending rate, as in effect from time to time and (ii) the Federal Funds Rate, as in effect from time to time, plus 1.50% per annum. Any change in such rates shall be effective as of the date of such change in such rates.

"Business Day" shall mean a day on which commercial banks located in the State of Florida are required or permitted by law to be open for the purpose of conducting a commercial banking business.

"Capital Lease Obligations" of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

"Current Maturities" means the scheduled payments of principal on all indebtedness for borrowed money having an original term of more than one year (including but not limited to amortization of capitalized lease obligations), as shown on the Borrower's financial statements as of one year prior to the date of determination.

"Date of Issuance" shall mean the date of issuance and delivery of the Bonds.

"Default" shall mean any event which with notice or lapse of time, or both, would become an Event of Default.

"EBITDA" means net income plus interest expense plus income tax expense plus depreciation, plus amortization.

"Environmental Laws" shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

"Environmental Liability" shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Company directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

"ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

"ERISA Event" shall mean (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan: (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

"Event of Default" shall have the meaning specified in Article 7.

"Federal Funds Rate" shall mean, for any day, the rate per annum ("rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Bank.

"Fixed Charge Coverage Ratio" means (i) EBITDA, divided by (ii) the sum of Current Maturities plus interest expense plus cash taxes paid plus dividends plus Unfunded Capital Expenditures.

"Generally Accepted Accounting Principles" or "GAAP" shall mean generally accepted accounting principles as defined by the Financial Accounting Standards Board as from time to time in effect that are consistently applied and, when used with respect to the Company, that are consistent with the accounting practice of the Company, reflected in the financial statements for the Company, with such changes as may be approved by an independent public accountant satisfactory to the Bank.

"Governmental Authority" shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Hedging Agreements" shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity agreements and other similar agreements or arrangements designed to protect against fluctuations in interest rates, currency values or commodity values, in each case to which the Company is a party.

"Indenture" shall mean collectively the Indenture and the Amended and Restated Indenture of Trust, dated as of the date hereof, between the Issuer and the Trustee.

"LIBOR" shall have the definition ascribed to such term in the Indenture.

"Lien" shall mean, as to any asset, (a) any lien, charge, claim, mortgage, security interest, pledge or other encumbrance of any kind with respect to such asset, (b) any interest of a vendor or lessor under any conditional sale agreement, capitalized lease or other title retention agreement relating to such asset, (c) any reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease or other title exception affecting such asset, or (d) any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

"Loan Agreement" shall mean collectively the Loan Agreement and the Amended and Restated Loan Agreement, dated as of the date hereof between the Issuer and the Company.

"Material Adverse Effect" shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in. or a material adverse effect on. (a) the business, results of operations, financial condition, assets or liabilities of the Company and its Subsidiaries taken as a whole, other than changes or effects arising out of general economic conditions or the conditions in the financial markets, (b) the ability of the Company to perform any of its obligations under the Operative Documents, (c) the rights and remedies of the Bank under any of the Operative Documents or (d) the legality, validity or enforceability of any of the Operative Documents.

"Material Indebtedness" shall mean current or long term debt or obligations in respect of one or more Hedging Agreements, of the Company in an aggregate principal amount exceeding $100,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Company in respect to any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company would be required to pay if such Hedging Agreement were terminated at such time.

"Operative Documents" shall mean the Indenture, the Loan Agreement, the Mortgage, this Agreement and the Bonds and all other loans, notes and agreements by and between the Company and the Bank.

"Permitted Investments" shall mean the investments permitted by the Board of Directors of the Company, subject to the terms herein.

"Permitted Liens" shall mean the Liens permitted under the Mortgage, subject to the terms herein.

"Person" shall mean an individual, corporation, partnership, joint venture, trust, unincorporated organization or any other juridical entity, or a foreign state or any agency or political subdivision thereof.

"Regulation D" shall mean Regulation I) of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

"Related Party" shall mean, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

"Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

"Responsible Officer" shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Company or such other representative of the Company as may be designated in writing by any one of the foregoing with the consent of the Bank; and, with respect to the financial covenants only, the chief financial officer or the treasurer of the Company.

"Subsidiary" shall mean, with respect to any Person (the "parent"), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50%) of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are. as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to "Subsidiary" hereunder shall mean a Subsidiary of the Company.

"Tangible Net Worth" means stockholders' equity in the Borrower less any advances to affiliated parties less all items properly classified as intangibles, in accordance with GAAP.

"Taxes" shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

"Taxable Period" means, with respect to the Bonds, the period which elapses from the date on which the interest on the Bonds is includable in the gross income of the holders thereof as a result of a Determination of Taxability to and including the Mandatory Purchase Date for the Bonds as a result of such Determination of Taxability.

"Taxable Rate" means the Bank Rate plus 3%.

"Unfunded Capital Expenditures" means capital expenditures made from the Borrower's funds other than funds borrowed as term debt to finance such capital expenditures.

"Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

9.          MISCELLANEOUS.

9.1.  Amendments. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent of the Bank. No course of dealing between the Company and the Bank, nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of the Bank hereunder.

9.2.  Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by the Company in connection herewith shall survive the execution and delivery of this Agreement, regardless of any investigation made by the Bank or on its behalf.

9.3.  Expenses. The Company hereby agrees to pay promptly all costs and expenses in connection with the preparation, issuance, delivery, filing, recording and administration of this Agreement, the other Operative Documents, the Bonds and any other documents which may be delivered in connection with this Agreement, including, without limitation, the fees and expenses of Akerman Senterfitt, counsel for the Bank, and all costs and expenses (including reasonable counsel fees and expenses) in connection with (a) any and all amounts which the Bank has paid relative to the Bank's curing of any Event of Default resulting from the acts or omissions of the Company under this Agreement, any other Operative Document or the Bonds or (b) the enforcement of this Agreement or any other Operative Document. In addition, the Company hereby agrees to pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, any other Operative Document or the Bonds, or any other documents which may be delivered in connection with this Agreement, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. Notwithstanding the foregoing, no payment shall be required under this Section 9.3 in respect of any cost or expense the Bank has incurred because of its gross negligence or willful misconduct.

9.4.      Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default hereunder the Bank is hereby authorized at any time and from lime to time, without notice to the Company or to any other person or entity, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by the Bank to or for the credit or the account of the Company against and on account of the obligations and liabilities of the Company to the Bank under this Agreement, irrespective of whether or not the Bank shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

9.5.      Notices. Except as otherwise specified herein, all notices hereunder shall be given by United States certified or registered mail or by telecommunication device capable of creating written record of such notice and its receipt. Notices hereunder shall be effective when received and shall be addressed as follows:

If to the Bank, to:	PNC Bank, National Association
5422 Bay Center Drive Suite 100
Tampa, Florida 33609
Attention: Eric Vogt

with a copy to:	Akerman Senterfitt
420 South Orange Ave, Suite 1200
Orlando, Florida 32801
Attention: Steven D. Katz, Esq.

If to the Company, to:	Bovie Medical Corporation
5115 Ulmerton Road
Clearwater, Florida 33760
Attention: Gary Pickett

with a copy to:	Ruskin Moscou Faltischek
1425 RXR Plaza
East Tower, 15th Floor
Uniondale, New York 11556
Attention: Adam P. Silvers

9.6.  Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to the Bank, the determination of such satisfaction shall be made by the Bank in its sole and exclusive judgment exercised in good faith.

9.7.  Binding Effect; Assignment. This Agreement is a continuing obligation and shall (a) be binding upon the Company and its successors, transferees and assigns and (b) inure to the benefit of and be enforceable by the Bank and its successors, transferees and assigns; provided, however, that the Company may not assign all or any part of this Agreement without the prior written consent of the Bank.

9.8.      Governing Law. This Agreement is being delivered and is intended to be performed in the State of Florida, and shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Florida.

9.9.      Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

9.10.    Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THERE BY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN fill- EVENT OF LITIGATION, SEEK. TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER OPERATIVE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.11.    Severability. Any provision of this Agreement or any other Operative Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.12.    Confidentiality. The Bank agrees to take normal and reasonable precautions to maintain the confidentiality of any information designated in writing as confidential and provided to it by the Company or any Subsidiary, except that such information may be disclosed (i) to any Related Party of the Bank, including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 9.12, or which becomes available to the Bank on a non-confidential basis from a source other than the Company, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and (ix) subject to provisions substantially similar to this Section 9.12, to any actual or prospective assignee or participant, or (vi) with the consent of the Company. Any Person required to maintain the confidentiality of any information as provided for in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

9.13.    Waiver of Effect of Corporate Seal. The Company represents and warrants that it is not required to affix its corporate seal to this Agreement or any other Operative Document pursuant to any requirement of law or regulation, agrees that this Agreement is delivered by the Company under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Operative Documents.

10.       TERM. Except as otherwise provided in Section 14 below, the Company agrees that this Agreement shall remain in full force and effect until the performance in full of the Payment Obligations.

11.       COUNTERPARTS. This Agreement may be executed in counterparts which together shall constitute the same instrument.

12.       NON-WAIVER. The failure of the Bank to enforce any right or remedy hereunder, or promptly to enforce any such right or remedy, shall not constitute a waiver thereof, nor give rise to any estoppel against the Bank, nor excuse the Company from its obligations hereunder. Any waiver of any such right or remedy must be in writing and signed by the Bank.

13.       ADDITIONAL COLLATERAL. In the event the Company shall furnish a letter of credit or other collateral to the Bank as additional collateral for the indebtedness of the Company to the Bank, whether heretofore or hereafter, such additional collateral shall not diminish or modify the Company's liability to the Bank hereunder unless the Bank shall otherwise specifically agree in writing.

14.        TERMINATION. Notwithstanding anything to the contrary herein contained, and provided that there does not then exist any Default or Event of Default under any of the Operative Documents, this Agreement shall terminate and be of no further force and effect at such time as the Company shall have satisfied all other payment and performance obligations to the Bank in accordance with the Operative Documents. This Agreement shall be binding upon the Company and its successors and assigns and inure to the benefit of and be enforceable by the Bank and its successors, transfers and assigns.

IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be duly executed and delivered by their duly authorized officers, all as of the date first above written.

BOVIE MEDICAL CORPORATION
a Delaware corporation.

By:	/s/ Gary Pickett
Gary Pickett
Chief Financial Officer

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Eric Vogt
Eric Vogt
Senior Vice President

ANNEX I

SUBSIDIARIES OF THE COMPANY

[EXHIBIT A]

This Compliance Certificate is furnished to PNC Bank, National Association, (the "Bank") pursuant to that certain Credit Agreement dated as of October )), 2011 (the "Agreement"), between Bovie Medical Corporation.(the "Borrower") et.al and the Bank. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

The Undersigned hereby certifies that:

1.          I am the duly elected  ___________________________________________  of the Borrower;

2.          This Certificate relates to the fiscal [year] [quarter ] ended _______________  _______, 20 ______;

3.          I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower during the accounting period covered by the attached financial statements;

4.          The examinations described in paragraph 3 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, or, if any such Default or Event of Default has occurred during such period, set forth below is a description of such Default or Event of Default and the action, if any, taken by the Borrower to remedy the same;

5.          To the best of my knowledge the financial statements required by Section 4.1 of the Agreement and being furnished to you concurrently with this certificate fairly represent the Borrower's condition in accordance with GAAP (except for the omission of footnotes and year end adjustments for any partial year financial statements) as of the dates and for the periods covered thereby;

6.          As of _____________,  _____, 20 ______ the Fixed Coverage Charge Ratio was ________ %; and

7.          As of ___________, ______, 20_____,  the Tangible Net Worth Ratio was:_______                                                              .

8.          The Attachment hereto sets forth financial data and computations evidencing the conclusions expressed in paragraphs 6 and 7 above, and such data and computations are. to the best of my knowledge, true, complete and correct and have been made in accordance with the Agreement.

Dated _________________	BOVIE MEDICAL CORPORATION

By:
Name
Title